Exhibit 99.1

NEWS RELEASE
Media Contact:
Janet L. Ford, SVP Public Relations Director
Office 414.278-1890 / Cell 414.207-5070 / E-mail janet.ford@associatedbank.com
Investor Contact:
Joseph B. Selner, Chief Financial Officer
Office 920-491-7120 / E-mail josephselner@associatedbank.com
Associated Announces Increase in Loan Loss Provision for Second Quarter
GREEN BAY, Wis. – June 29, 2009 – Associated Banc-Corp (NASDAQ: ASBC) today announced updated credit quality guidance for the second quarter of 2009. The company said it expects to record a provision for loan losses between $145.0 million and $160.0 million for the second quarter of 2009, which may result in a loss in the second quarter. Second quarter 2009 net charge-offs are expected to be between $60.0 million and $70.0 million. After taking into consideration this increased provision, capital levels will exceed all well capitalized standards at June 30, 2009.
“This higher than anticipated provision results from asset quality downgrades to existing construction, commercial real estate and C&I credits, which are a result of weakness in the economy and further deterioration in collateral values,” said Associated Chairman and Chief Executive Officer Paul S. Beideman. “We believe loan loss provisions and charge-offs will remain elevated due to the continued deterioration in the real estate sector and the weak economy. We expect the pace of loan and asset deterioration to moderate in future quarters.”
Associated also announced that the Board of Directors has formed a new Risk and Credit Committee to supplement the company’s and Audit Committee’s ongoing oversight of risk management in the areas of credit risk and investment portfolio risk. The Board has appointed the following directors to the Risk and Credit Committee: John C. Seramur (Chairman), Eileen A. Kamerick and Richard T. Lommen.
As previously announced, Associated Banc-Corp will release second quarter results on Thursday, July 16, 2009.
Associated Banc-Corp, headquartered in Green Bay, Wis., is a diversified bank holding company with total assets of $24 billion. Associated has approximately 300 banking offices serving about 160 communities in Wisconsin, Illinois, and Minnesota. The company offers a full range of traditional banking services and a variety of other financial products and services. More information about Associated Banc-Corp is available at www.associatedbank.com.
Statements made in this document that are not purely historical are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. This includes any statements regarding management’s plans, objectives, or goals for future operations, products or services, and forecasts of its revenues, earnings, loan loss provisions, charge-offs or other measures of performance. Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties. These statements may be identified by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “should,” “will,” “intend,” or similar expressions. Outcomes related to such statements are subject to numerous risk factors and uncertainties including those listed in the company’s Annual Report filed on Form 10-K.